EXHIBIT 10.6

FORM OF
OXFORD INDUSTRIES, INC.
PERFORMANCE EQUITY AWARD AGREEMENT

(FISCAL 2015 PERFORMANCE-BASED)

This Performance Equity Award Agreement (this “Agreement”) is entered into as of _________ __, 2015 (the “Effective Date”), by and between _________________ (“Participant”) and Oxford Industries, Inc., a Georgia corporation (the “Company”), pursuant to the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “LTIP”). All capitalized terms have the meanings set forth in the LTIP unless otherwise specifically provided herein.

WHEREAS, Participant is presently employed by the Company or a Subsidiary; and

WHEREAS, the Nominating, Compensation & Governance Committee (the “Committee”) of the Board of Directors of the Company has determined that it is appropriate and in the best interests of the Company and its shareholders to incent certain selected employees of the Company and/or its Subsidiaries, including Participant, to remain as employees of the Company and/or its Subsidiaries and to further align the interests of the shareholders of the Company and its key employees, such as Participant, by providing these employees with a proprietary interest in the long-term growth and financial success of Oxford; and

WHEREAS, the Committee has awarded a performance award to Participant to provide Participant, among certain selected employees of the Company and/or its Subsidiaries, the opportunity to earn Restricted Shares pursuant to Article 7 of the LTIP and the terms and conditions of this Agreement, contingent upon the Company’s financial performance during its 2015 fiscal year (the period from February 1, 2015 to January 30, 2016, inclusive (“Fiscal 2015”)); and

WHEREAS, subject to the terms and conditions of the LTIP, this Agreement sets forth the terms and conditions of such performance award from the Company to Participant in respect of Fiscal 2015.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Fiscal 2015 Performance Equity Award

Participant is hereby awarded a performance equity award, subject to the terms and conditions of this Agreement and of the LTIP, providing Participant with the opportunity to earn Restricted Shares (i.e., shares of the Company’s common stock, par value $1.00 per share), contingent upon the Company’s achievement of the Performance Objectives established by the Committee for Fiscal 2015, as specified in Section 2(b). Pursuant to this Agreement and the performance equity award approved by the Committee to Participant for Fiscal 2015, Participant will earn <<TARGET>> Restricted Shares at “Target” performance, as described in Section 2(b).

2.	Performance Period; Performance Objectives

(a)Performance Period. The performance period for the determination of any Restricted Shares earned pursuant to this Agreement shall be Fiscal 2015.

(b)Performance Grid. The number of Restricted Shares earned by Participant under this Agreement will be determined in accordance with the following grid. If the actual performance results fall between two of the categories listed below, straight-line interpolation will be used to determine the amount earned.

EPS of the Company during Fiscal 2014	Achievement	Percentage of Target Restricted Shares Earned
$[X.XX]	Maximum	175%
$[X.XX]	Target	100%
$[X.XX]	Threshold	25%

Prior to the determination of the Company’s performance during Fiscal 2015 for purposes of calculating the number of Restricted Shares earned by Participant and prior to the application of any interpolation, EPS of the Company shall be rounded to the nearest whole cent. In no event will Participant earn more Restricted Shares under this Agreement than 175% of the target number of Restricted Shares (rounded up, if applicable, to the next whole Share) specified in Section 1. Without limitation of the foregoing, in no event will the aggregate payout to Participant pursuant to this Agreement exceed, or cause to be exceeded, the limitations of Section 3(c) of the LTIP.

(c)    Other Change of Control Effects. Without limitation of any forfeiture conditions pursuant to this Agreement or the calculation of the applicable Vesting Date pursuant to this Agreement, in the event of a Change of Control prior to the end of Fiscal 2015, the number of Restricted Shares Participant will earn hereunder shall be the greater of (i) the target number of Restricted Shares specified in Section 1, or (ii) if the number of Restricted Shares earned by Participant in accordance with Section 2(b) is determinable by the Committee, the number of Restricted Shares earned in accordance with Section 2(b).

(d)    Performance Objectives. For purposes of this Agreement, “EPS of the Company” shall mean the diluted earnings from continuing operations per common share, determined in accordance with accounting principles generally accepted in the United States (“GAAP”) and as reported in the Company’s financial statements filed with the SEC, except that in determining the EPS of the Company during Fiscal 2015 for purposes of determining the number of Restricted Shares (expressed as a percentage of the target number of Restricted Shares that may be earned by Participant) earned by Participant under this Agreement, such financial performance shall be adjusted to remove the effects of the following items: (1) all items of gain, loss or expense determined to be extraordinary in accordance with GAAP; (2) LIFO accounting adjustments, restructuring charges, unusual items, infrequent events, and purchase accounting adjustments, all as determined in accordance with GAAP; (3) items related to a change in accounting principles or standards; (4) losses and direct and other out-of-pocket expenses related to debt refinancing or termination of a debt instrument; (5) income or loss of any entity or business acquired during Fiscal 2015, out-of-pocket expenses in connection with the acquisition of any entity or business during Fiscal 2015, and out-of-pocket expenses incurred during Fiscal 2015 in connection with the negotiation or discussion of a potential acquisition of an entity or business, regardless of whether such transaction is consummated; (6) except as otherwise approved by the Committee at the time the performance goals in Section 2(b) were established, losses, operating or otherwise, associated with any discontinued operations or disposition or discontinuation of an entity or business; (7) out-of-pocket expenses in connection with the disposition or discontinuation of an entity or business, and out-of-pocket expenses in connection with the negotiation or discussion of a potential disposition or discontinuation of an entity or business, regardless of whether such transaction is consummated; (8) any adjustment to e-commerce revenues or change in applicable reserves during Fiscal 2015 based on estimated undelivered shipments as of the end of the fiscal period; (9) intercompany profit related to inter-segment sales; (10) amortization of intangible assets associated with the Tommy Bahama business, operations and legal entity in Canada; (11) asset impairment write-downs; and (12) intercompany allocations recognized in the continuing operations of the Company approved by the Committee as an exclusion at the time the performance goals in Section 2(b) were established.

(e)    Determination. Following the end of Fiscal 2015, the Committee will determine (the date of such determination, the “Committee Determination Date”) in its sole discretion and certify in writing, based on the EPS of the Company during Fiscal 2015, the number of Restricted Shares (expressed as a percentage of the target number of Restricted Shares that may be earned by Participant) earned under this Agreement, if any, and that determination shall be final and binding. The Company will notify Participant following the date of the Committee’s determination as to the number of Restricted Shares earned by Participant. Notwithstanding anything in this Agreement to the contrary, the Committee reserves the right to reduce the number of Restricted Shares earned by Participant (including to zero) if the Committee in its discretion determines that the number of Restricted Shares otherwise earned by Participant would not properly reflect the performance of Participant or the Company, whether due to unforeseen circumstances or otherwise.

(f)    Issuance of Restricted Shares. Following the Committee Determination Date, the Company shall cause to be issued to Participant the Restricted Shares earned by Participant under this Agreement and as approved by the Committee, subject to the vesting conditions of this Agreement. The Restricted Shares, if issued in certificated form, shall be subject to the condition that the Company or its designated agent shall hold the restricted stock certificate and the Restricted Shares represented thereby until the Vesting Date hereunder.

(g)    Fractional Shares. The Company shall not issue any fractional Restricted Shares or fractional Shares pursuant to this Agreement. Any determination of fractional Restricted Shares or Shares based upon the EPS of the Company during Fiscal 2015 shall be rounded up to the next whole Share.

3.	Vesting

(a)    Vesting Date. The “Vesting Date” for Restricted Shares earned pursuant to this Agreement shall be April 16, 2018, provided, that, if Participant incurs a Change of Control Termination prior to April 16, 2018, the number of Restricted Shares pursuant to this Agreement and the Vesting Date pursuant to this Agreement shall be determined in accordance with the following:

Event	Determination of Shares	Vesting Date
Change of Control Termination (after end of Performance Period)
If Participant’s Change of Control Termination occurs after the end of Fiscal 2015 but prior to April 16, 2018, where the Change of Control occurs after the end of Fiscal 2015, Participant will be entitled to the number of Shares attributable to the number of Restricted Shares earned in accordance with Section 2(b) of this Agreement.

The date of Participant’s Change of Control Termination
Change of Control Termination (before end of Performance Period)
If Participant has a Change of Control Termination where the Change of Control occurs prior to the end of Fiscal 2015, Participant will be entitled to the greater of (i) the number of Shares specified as the target number of Restricted Shares specified in Section 1, or (ii) if such Change of Control Termination occurs after the applicable Committee Determination Date and the number of Restricted Shares that may be earned in accordance with Section 2(b) of this Agreement is determinable by the Committee, the number of Shares attributable to the number of Restricted Shares earned in accordance with Section 2(b) of this Agreement.

Date of Participant’s Change of Control Termination

(b)    Definitions. The following definitions apply for purposes of this Agreement:

(i)
“Change of Control Termination” means either (i) Participant’s involuntary Separation from Service that occurs after a Change in Control and that is instituted by the Company or a Subsidiary (whichever employs Participant) other than for Cause, or (ii) Participant’s Separation from Service that occurs after a Change in Control and that is instituted by Participant on account of Good Reason.

(ii)
“Change of Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied: (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities; (w) the commencement by an entity, person or group (other than the Company or a Subsidiary) of a tender offer or an exchange offer for more than 50% of the outstanding capital stock of the Company; (x) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (2) a transfer of all or substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; (y) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board; or (z) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (C) with respect to Participant, if Participant is part of a purchasing group that effects a Change of Control.

(iii)
“Cause” shall mean any one or more of the following: (w) Participant’s willful failure to substantially perform his or her duties with the Company or applicable Subsidiary (other than any such failure resulting from Participant’s Disability), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed his or her duties, and Participant has failed to remedy the situation within fifteen (15) business days of such notice; (x) gross negligence in the performance of Participant’s duties which results in material financial harm to the Company; (y) Participant’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of Participant at the expense of the Company or shareholders of the Company; or (z) Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(iv)
“Good Reason” means any of the following conditions to which Participant does not consent: (i) a material diminution in Participant’s base compensation; (ii) a material diminution in Participant’s authority, duties or responsibilities; or (iii) a material change in the geographic location at which Participant must perform the services hereunder. To Separate from Service on account of Good Reason, Participant must, within 90 days after the initial existence of such condition, give the Company or the Subsidiary (whichever is his employer) written notice describing the condition that Participant believes constitutes Good Reason hereunder and declaring his intention to terminate for Good Reason. The Company or its Subsidiary (whichever was notified) will have 30 days to remedy the condition and prevent the Good Reason Separation from Service. If the condition is not cured within such 30-day period, Participant’s employment shall be deemed to be terminated, such that he has a Separation from Service for Good Reason, effective as of the end of such 30-day period.

(v)	“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.

(vi)	“Separation from Service” shall mean a “separation from service” within the meaning of Section 409A.

(c)    Forfeiture. Except as specifically provided pursuant to Section 3(a) above or the Committee determines otherwise in its sole discretion, Participant will completely forfeit his or her right in respect of this Agreement, any Restricted Shares or Shares that may be granted hereunder and any and all voting and dividend rights in respect of Restricted Shares or Shares hereunder (and shall receive no consideration from the Company on account of such forfeiture or any damages or compensation for the loss or forfeiture of any rights pursuant to this Agreement or any Restricted Shares or Shares that may be granted hereunder and any and all voting and dividend rights in respect of Restricted Shares or Shares hereunder) if his or her employment with the Company and all Subsidiaries terminates for any reason whatsoever (whether lawfully or in breach) before April 16, 2018.

(d)    Delivery of Shares. Subject to Section 8, unless Participant’s rights hereunder are forfeited, including pursuant to Section 3(c), the Company will transfer physical custody of the Shares representing the Restricted Shares earned pursuant to this Agreement as promptly as practicable after, but in any event effective as of, the applicable Vesting Date (or if such date is not a business day, on the next business day) free of any forfeiture restrictions.

4.	Voting and Dividend Rights

Subject to Section 3(c), Participant will have all voting rights and rights to dividends paid in cash with respect to the Restricted Shares earned pursuant to this Agreement. Such dividends will be paid to Participants on each date a cash dividend is payable to Company stockholders. Participant will not be entitled to any dividend or voting rights during Fiscal 2015 or prior to the Committee Determination Date or subsequent date on which the Company shall cause to be issued to Participant a restricted stock certificate in Participant’s name pursuant to Section 2(f).

5.	Custody of Certificates

Custody of all stock certificates, if any, evidencing Restricted Shares that may be earned hereunder shall be retained by the Company, or its designated agent, for so long as such Restricted Shares are not vested. The Company shall place a legend on each certificate evidencing any Restricted Shares restricting the transfer of such Shares represented thereby. As soon as practicable after the Vesting Date, the Company shall remove the restrictive legend and deliver to Participant stock certificates or other rights evidencing such Shares and the absence of any forfeiture or transfer restrictions applicable to such Shares.

6.	Stock Power

Participant hereby agrees that, at any time upon the Company’s request, Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Shares not then vested. The Company shall use such stock power to cancel any Restricted Shares that are not vested pursuant to this Agreement. The Company shall return such stock power to Participant with respect to any Restricted Shares that vest hereunder.

7.	Adjustments

Restricted Shares earned under this Agreement will be subject to adjustment or substitution in accordance with Section 10 of the LTIP.

8.	Code Section 409A Compliance

To the extent applicable, it is intended that all awards and Restricted Shares earned under this Agreement will be exempt from, or alternatively in compliance with, the provisions of Section 409A. All awards and Restricted Shares earned under this Agreement will be interpreted and administered in a manner consistent with this intent, and any provision that would cause an award or this Agreement or any rights of Participant hereunder to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without Participant’s consent). Without limitation of the foregoing, if any provision of this Agreement would cause compensation to be includible in Participant’s income pursuant to Section 409A, then the Company may amend this Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Participant, and shall be binding on Participant.

9.	Section 83(b)

Except as provided in this Agreement, Restricted Shares that may be earned hereunder are not transferable and are subject to a substantial risk of forfeiture. Participant may, within the thirty (30) day period after the Committee Determination Date, in Participant’s sole discretion make an election with the Internal Revenue Service under Section 83(b) of the Code. If Participant makes such an election, Participant will promptly file a copy of such election with the Company.

10.	Delay of Payment

If the Company reasonably anticipates that the deduction with respect to all or part of any payment due to Participant under this Agreement, including the issuance or delivery of Shares, would be limited by the application of Code Section 162(m), the Company, in its sole discretion, may delay such payment in whole or in part until a date that is no later than 2-½ months following the end of the calendar year in which such payment is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A. In addition, the Company may further delay such payment to the extent that the requirements of Treasury Regulations Section 1.409A-1(b)(4)(ii) are satisfied.

11.	Non-Transferability

Participant’s interest in this Agreement and any Restricted Shares are not transferable. Without limitation of the foregoing, no Restricted Shares or other rights pursuant to this Agreement may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, and any sale, pledge, assignment or other attempted transfer shall be null and void.

12.	Objectives; Administration

(a)    Objectives. This Agreement is being entered into in order to attract, retain and motivate Participant by providing Participant with a proprietary interest in the long-term growth and financial success of the Company.

(b)    Committee Authority. The Committee shall mean the committee described in Article 4 of the LTIP. The Committee shall have all discretion and authority necessary or appropriate to interpret the provisions of this Agreement, including, but not limited to, the terms providing for the manner in which the EPS of the Company is to be calculated.

(c)    Decisions Binding. All decisions, determinations and actions of the Committee in connection with the construction, interpretation, administration or application of this Agreement shall be final, conclusive and binding on all persons, including the Company, its shareholders, Participant, and their respective estates and beneficiaries, and shall be given the maximum deference permitted by law.

(d)    LTIP. All Restricted Shares and Participant’s rights pursuant to this Agreement shall, in addition to being subject to the terms and conditions set forth herein, be subject to the additional terms and conditions of the LTIP, as in effect on the Effective Date or as may be amended thereafter. In the event of any conflict between the terms of this Agreement and the terms of the LTIP, the LTIP shall control.

(e)    No Individual Liability. No member of the Committee or any officer of the Company shall be liable for any determination, decision or action made in good faith with respect to this Agreement or any award or payment under this Agreement.

13.	Electronic Delivery and Signature

Participant consents and agrees to electronic delivery of any LTIP documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of any LTIP documents (including documents relating to any award or grant made under this Agreement) which comply with applicable laws (including, if applicable, the Electronic Communications Act 2000), Participant consents to such procedures and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the LTIP or this Agreement, including any award or grant made under this Agreement.

14.	Tax Withholding

The Company and any Subsidiary which acts as Participant’s employer shall have the right to (a) make deductions from the number of Shares otherwise deliverable to Participant pursuant to this Agreement (and any other amounts payable under this Agreement) in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, (b) make deductions from compensation otherwise payable to Participant, pursuant to this Agreement or otherwise, in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, including in respect of any dividends earned and payable to Participant in respect of Restricted Shares earned pursuant to this Agreement, (c) take such other action as may be necessary or appropriate to satisfy any tax or similar required withholding obligations, and/or (d) enter into such elections as the Company may require or request immediately before (or within the prescribed time limits) any Shares are issued to Participant pursuant to this Agreement for the purposes of any taxes.

15.	No Guarantee of Employment

Any award or other payment made pursuant to this Agreement will not be considered salary or other compensation for the purposes of any severance pay or similar allowance, except where required by law. This Agreement shall not confer upon Participant any right with respect to continuance of employment with the Company or a Subsidiary, nor shall it interfere in any way with any right that the Company or a Subsidiary would otherwise have to terminate Participant’s employment at any time. Notwithstanding any other provision of this Agreement:

(a)    the LTIP and this Agreement shall not form any part of any contract of employment between Participant and the Company or any Subsidiary, and they shall not confer on Participant any legal or equitable rights (other than those constituting the Restricted Shares) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

(b)    the benefits to Participant under this Agreement shall not form any part of Participant’s wages or remuneration or count as pay or remuneration for pension fund or other purposes (unless otherwise specified in such plans); and

(c)    except as otherwise expressly set forth herein, in no circumstances will Participant on ceasing to hold office or employment with the Company or any Subsidiary be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Agreement which Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

16.	Data Privacy

Information about Participant and Participant’s interest in any Restricted Shares or Shares granted hereunder or in Participant’s interest in this Agreement may be collected, recorded and held, used, transferred and disclosed for any purpose relating to the administration of Participant’s rights pursuant to this Agreement. Participant understands and acknowledges that such processing of the information (which may include Participant’s personal data) may need to be carried out by the Company, Subsidiaries and third party administrators whether such persons are located within Participant’s country or elsewhere, where data protection laws may not be comparable to Participant’s country of residence. Participant consents to the processing and transfer of information relating to Participant and receipt of the awards under this Agreement in any one or more of the ways referred to above.

17.	Governing Law

This Agreement will be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, without regard to any conflicts or choice of law rule or principle.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the terms and conditions set forth above.

OXFORD INDUSTRIES, INC.

By: _______________________
Title:

I hereby agree to the terms and conditions of this Agreement as a condition of the award made to me.

Participant

<<Name>>